UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2018

To our stockholders:

We invite you to attend our 2018 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut 06511 on Thursday, May 31, 2018 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Milind Deshpande, Ph.D. and Jason Fisherman, M.D. as our two Class III Directors for terms to expire at our 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To approve, on an advisory basis, our executive compensation;

3. To approve an amendment and restatement of our 2015 Stock Incentive Plan;

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 16, 2018, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This proxy statement and our 2017 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Each stockholder should take the time to review the attached proxy statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Martha E. Manning, Esq. Corporate Secretary

New Haven, Connecticut

April 20, 2018

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2018 Annual Meeting of Stockholders

To Be Held on May 31, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we,” “Achillion,” “us,” or the “Company”), and contains information about the Annual Meeting of Stockholders to be held on May 31, 2018, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this proxy statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the Annual Meeting. The Annual Meeting will be held at the offices of the Company at 300 George Street, New Haven, Connecticut 06511.

These proxy solicitation materials are being mailed to all stockholders entitled to vote at the Annual Meeting on or about April 20, 2018.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 31, 2018

This proxy statement and our 2017 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals described herein and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 16, 2018, referred to in this proxy statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this proxy statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date, 138,339,738 shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Two Class III Directors

The two nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. Abstentions are not counted for purposes of electing directors. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and the Compensation Committee of our Board of Directors value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3—Approval of Amendment and Restatement of our 2015 Stock Incentive Plan

To approve Proposal 3, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2018.

To approve Proposal 4, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions below under “Voting of Shares Held in Street Name” if you wish to vote such shares in person at the Annual Meeting.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve Proposals 1 through 4. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were 138,339,738 shares eligible to vote on the Record Date, we will need more than 69,169,869 shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

For purposes of determining whether a quorum exists, (i) shares held by stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, (ii) abstentions and (iii) broker non-votes are counted as present or represented at the meeting. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

Voting of Shares Registered in Your Name. If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on May 30, 2018 for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card no later than May 30, 2018 for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name. If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting. All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve Proposals 1 through 4.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve Proposals 1 through 4, if necessary. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals requiring a plurality or the approval of a majority of the shares of common stock present or represented and voting on such matters and, therefore, do not have any effect on the voting proposals.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not have any effect on the voting on any proposals.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, our directors, officers, employees and agents may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your request via mail to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 300 George Street, New Haven, Connecticut 06511 or via telephone to (203) 624-7000. Upon written or oral request, we will promptly deliver to you a separate proxy statement and annual report. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2019 Annual Meeting

Proposals of stockholders intended to be presented at the 2019 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 21, 2018 for inclusion in the proxy statement in accordance with Rule 14a-8 for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Martha E. Manning, Esq., at our principal offices not later than March 2, 2019 or earlier than January 31, 2019. However, if the date of our 2019 annual meeting of stockholders is before May 11, 2019 or after July 30, 2019, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2019 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 28, 2018, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer, our two other most highly compensated executive officers who were serving as executive officers on December 31, 2017, and two additional individuals who would have been among our three most highly compensated executive officers, but for the fact that they were not serving as executive officers on December 31, 2017, whom we refer to collectively as our “named executive officers,” (3) all of our current directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Percentage of common stock outstanding is based on 137,959,277 shares of our common stock outstanding as of February 28, 2018. Shares of common stock subject to stock options and warrants that are currently exercisable, or exercisable within 60 days of February 28, 2018, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Except as otherwise indicated in the footnotes to this table, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

RTW Investments, LP(1) 250 West 55th Street, 16th Floor Suite A New York, NY 10019	13,546,902	9.82%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	11,572,015	8.39%

Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	10,808,995	7.83%

OrbiMed Advisors, LLC(4) 601 Lexington Avenue, 54th Floor New York, NY 10022	8,170,973	5.92%

Directors and Named Executive Officers
Jason Fisherman, M.D.(5)	281,500	*
Gary Frashier(6)	173,750	*
Kurt Graves(7)	277,709	*
Michael D. Kishbauch(8)	106,250	*
David I. Scheer(9)	303,249	*
Robert L. Van Nostrand(10)	240,000	*
Frank Verwiel, M.D.(11)	80,000	*
Nicole Vitullo(12)	3,664,972	2.65%
Milind S. Deshpande, Ph.D(13)	1,871,513	1.34%
Mary Kay Fenton(14)	931,062	*
Martha Manning(15)	99,687	*
Joseph Truitt(16)	926,812	*
David Apelian(17)	—	*
Joel Barrish(18)	2,500	*
All current executive officers and directors as a group (12 individuals)(19)	8,956,504	6.25%

*	Represents holdings of less than one percent of our outstanding stock.
(1)	Consists of 12,839,071 shares of common stock held by RTW Master Fund, Ltd. and shares of common stock held by one or more other funds (together the “Funds”), which are managed by RTW Investments, LP (the “Adviser”). The Adviser, in its capacity as the investment manager of the Funds, has the power to vote and the power to direct the disposition of all Shares held by the Funds. Accordingly, the Adviser may be deemed to beneficially own an aggregate of 13,546,902 Shares. Roderick Wong is the Managing Partner of the Adviser. This information is from a Schedule 13G/A filed on February 14, 2018.
(2)	Consists of 11,572,015 shares of common stock held by BlackRock, Inc., which has sole voting power with respect to 11,223,198 shares and sole dispositive power with respect to 11,572,015 shares. This information is from a Schedule 13G/A filed by BlackRock, Inc. on January 29, 2018.
(3)	Consists of 10,808,995 shares of common stock held by The Vanguard Group, Inc. (“The Vanguard Group”), which has sole dispositive power with respect to 10,681,249 shares and shared dispositive power with respect to 127,746 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 121,865 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 11,361 shares as a result of its serving as investment manager of Australian investment offerings. This information is from a Schedule 13G/A filed by the Vanguard group on February 8, 2018.

(4)	Consists of (i) 3,234,800 shares of common stock held by OrbiMed Advisors, LLC and (ii) 4,936,173 shares of common stock held by OrbiMed Capital, LLC. OrbiMed Advisors, LLC and OrbiMed Capital, LLC exercise investment and voting power over the shares through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares. OrbiMed Advisors, LLC disclaims beneficial ownership of the shares held indirectly by OrbiMed Capital, LLC, and OrbiMed Capital, LLC disclaims beneficial ownership of the shares held indirectly by OrbiMed Advisors, LLC. This information is from a Schedule 13G/A filed on February 13, 2018.
(5)	Includes stock options to purchase 230,000 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(6)	Includes stock options to purchase 168,750 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(7)	Includes stock options to purchase 255,000 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(8)	Consists of 106,250 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(9)	Consists of stock options to purchase 240,000 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018 held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the Managing Member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(10)	Consists of 240,000 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(11)	Consists of 80,000 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(12)	Consists of 3,393,382 shares of common stock held by Domain Partners VIII, L.P., 25,159 shares of common stock held by DP VIII Associates, L.P., 25,000 shares held by Domain Associates, LLC, as well as 31,431 shares of common stock and stock options to purchase 190,000 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018 held by Nicole Vitullo. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(13)	Includes stock options to purchase 1,869,013 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(14)	Includes stock options to purchase 928,562 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(15)	Includes stock options to purchase 97,187 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(16)	Includes stock options to purchase 923,312 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018.
(17)	Dr. Apelian ceased to be an employee on December 28, 2017.
(18)	Dr. Barrish ceased to be an employee on July 14, 2017. The information set forth in the table above with respect to Dr. Barrish’s holdings is from a Form 4 filed by Dr. Barrish on December 5, 2016.
(19)	Includes stock options to purchase 5,328,074 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2018. None of the securities held by our officers and directors are pledged.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently consists of three Class I Directors (Kurt Graves, David I. Scheer and Frank Verwiel), three Class II Directors (Michael D. Kishbauch, Robert L. Van Nostrand and Nicole Vitullo), and three Class III Directors (Milind S. Deshpande, Jason S. Fisherman and Gary E. Frashier). One class is elected each year and members of each class hold office for three year terms. Our Board of Directors has set the number of directors to be eight as of May 31, 2018, and established that Class III of the Board of Directors shall thereupon consist of two directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2019, 2020 and 2018, respectively, and until their respective successors are elected and qualified.

At the annual meeting, Class III directors will stand for reelection. The persons named in the enclosed proxy card will vote to elect Drs. Deshpande and Fisherman as Class III Directors unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Drs. Deshpande and Fisherman will each hold office until our annual meeting of stockholders in 2021 and until his or her respective successor is duly elected and qualified. Each of the nominees has indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class III Directors. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Nominating and Corporate Governance Committee and our Board of Directors to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described below under the heading “Director Nomination Process” that the committee expects of each director, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, lack of conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board of Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of February 28, 2018 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” Information with respect to related party transactions, including those involving our directors, appears below under the heading “Certain Relationships and Related Transactions.”

Nominees Whose Terms Expire in 2018 (Class III Directors)

Milind S. Deshpande, Ph.D., age 61. Dr. Deshpande has served as our Chief Executive Officer since May 2013, at which time he was also elected to our Board of Directors. Dr. Deshpande also served as our President from May 2013 to February 2018. Prior to that, he was our President of Research and Development and Chief Scientific Officer from October 2010 to May 2013. Prior to joining Achillion in September 2001, Dr. Deshpande was Associate Director of Lead Discovery and Early Discovery Chemistry at the Pharmaceutical Research Institute at Bristol-Myers Squibb, a pharmaceutical company, from 1991 to 2001, where he managed the identification of new clinical candidates to treat infectious and neurological diseases. From 1988 to 1991, he held a faculty position at Boston University Medical School. Dr. Deshpande is Chairman of the Board of Directors of Spero Therapeutics, Inc., a publicly traded biopharmaceutical company developing novel treatments for multi-drug resistant bacterial infections. Dr. Deshpande received his Ph.D. in Organic Chemistry from Ohio University, following his undergraduate education in India.

Board Committees: None

Skills and Qualifications: Our Board believes that Dr. Deshpande’s detailed knowledge of our company, his extensive leadership in research and development together with his over 25 years in the pharmaceutical industry and knowledge of the life sciences industry qualify him to serve on the Board of Directors and adds significant value to our Board of Directors.

Jason S. Fisherman, M.D., age 61. Dr. Fisherman has served as a director of Achillion since March 2000. Currently Dr. Fisherman is a Partner in Synthesis Ventures, an early stage venture firm he co-founded in 2007. From January 2016, to September 2016, Dr. Fisherman was the President and Chief Executive Officer of C4 Therapeutics, a biotechnology company building a platform for targeted protein-degrading drugs. From 1994 to 2007, Dr. Fisherman was an investor in life science and healthcare companies at Advent International, a global private equity firm, becoming a Managing Director in 2002. Prior to Advent, Dr. Fisherman served for three years as Senior Director of Medical Research at Enzon Pharmaceuticals, leading development of drugs for cancer and orphan diseases. He previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman has served on numerous public and private biotechnology and healthcare company boards. Dr. Fisherman received a B.A. from Yale University, his M.D. from the University of Pennsylvania and a M.B.A. from the Wharton School of the University of Pennsylvania.

Board Committees: Audit; Nominating and Corporate Governance; Strategy

Skills and Qualifications: Our Board of Directors believes that Dr. Fisherman’s qualifications and his scientific experience and expertise, notably in drug research, clinical development and strategic product development, as well as his extensive venture capital management experience in such areas as financing, business development, alliance formation, and broad knowledge of the life sciences industry qualify him to serve on the Board of Directors and make significant contributions to our Board of Directors.

Directors Whose Terms Expire in 2019 (Class I Directors)

Kurt Graves, age 50. Mr. Graves has served as a director of Achillion since June 2012. Mr. Graves has served as Executive Chairman and Chief Executive Officer of Intarcia Therapeutics, a biotechnology company, since September 2010. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various leadership positions at Novartis AG, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the Pharmaceuticals division. Prior to Novartis, Mr. Graves held commercial and general management positions of increasing responsibility at Merck & Co., Inc., a global health care company, and Astra Merck Pharmaceuticals. Since August 2010, Mr. Graves has served as Chairman of the Board of Intarcia Therapeutics, a private biopharmaceutical company and also has served as Chairman of the Board at Radius Health, Inc., a publicly traded biopharmaceutical company since May 2011. Since October 2015, Mr. Graves has also served on the Board of Directors of Seres Therapeutics, Inc., a publicly traded biotechnology company, creating a new class of medicines to treat diseases resulting from functional deficiencies in the microbiome. Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan. Mr. Graves has more than 20 years of U.S. and global general management experience in top-tier U.S. and European based pharmaceutical and biotech companies.

Board Committees: Compensation; Strategy (Chair)

Skills and Qualifications: Our Board of Directors believes that Mr. Graves’s experience in successfully building and managing several of the largest multi-billion dollar franchises in the industry and developing and launching more than ten multi-billion dollar brands in a broad range of general medicine, specialty and orphan disease areas as well as his extensive commercial and general management experience in the pharmaceutical industry qualifies him to serve on the Board of Directors and adds significant value to our Board of Directors.

David I. Scheer, age 65. Mr. Scheer has served as Chairman of our Board of Directors since March 2010 and as a director of Achillion since August 1998. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., a company that provides venture capital, corporate strategic and transactional advisory services in the life sciences industry. Mr. Scheer also serves on the Boards of several privately-held bioscience companies. From 2005 to 2015, Mr. Scheer served on the Board of Directors of Aegerion Pharmaceuticals, Inc. (now Novelion, Inc.), a publicly traded biopharmaceutical company involved in the development and commercialization of pharmaceutical products for ultra-orphan disorders. From 2003 to 2014, he served on the Board of Directors of Tengion, Inc., a publicly traded biopharmaceutical company involved in regenerative medicine. Additionally, Mr. Scheer serves on the Board of Directors of BioCT (formerly CURE, Connecticut Union for Research Excellence), an educational and business advocacy network. He is on the Executive Board of the Center for Biomedical Interventional Technologies (CBIT) at Yale University. He has been a co-organizer and Chair of a series of life science conferences involving public and global health in collaboration with Yale, and has been a speaker at the annual conferences involving orphan drug innovation for the National Organization for Rare Disorders (NORD). He serves as a member of a working group with the Division of Bioethics at NYU Langone Medical Center focusing on Compassionate Use and Pre-Approval Access policy, and has been an invited panelist at colloquia held at the NY Academy of Sciences involving Compassionate Use and Clinical and Regulatory Strategies in Therapeutic Innovation. Mr. Scheer has also been a Professional Advisor to the Rett Syndrome Research Trust. Mr. Scheer has been a guest lecturer and panelist for courses at the Wharton School of the University of Pennsylvania, the Yale School of Management, and the University of New Haven, and has been an Executive-in-Residence at the Carey Business School at Johns Hopkins University. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Executive Committee of the Unfinished Agenda in Infectious Diseases, and was a global co-organizer of AIDS@30, all of which were initiatives associated with the Harvard T.H. Chan School of Public Health. Mr. Scheer received an A.B. degree in Biochemical Sciences from Harvard College and a M.S. in Cell, Molecular and Developmental Biology from Yale University.

Board Committees: Nominating and Corporate Governance (Chair); Compliance (Chair); Compensation; Strategy

Skills and Qualifications: Our Board of Directors believes that Mr. Scheer’s extensive leadership experience on public and private boards, and in the launch, growth, strategic transactions and corporate governance of life sciences companies, including companies focusing in rare and orphan diseases, qualify him to serve on the Board of Directors and positions him to provide significant leadership and contributions to our Board of Directors.

Frank Verwiel, M.D., age 55. Dr. Verwiel has served as a director of Achillion since December 2015. From July 2005 to February 2014, Dr. Verwiel served as President, Chief Executive Officer and a member of the Board of Directors of Aptalis Pharma, Inc., a privately-held, specialty pharmaceutical company, which was acquired by Forest Laboratories, Inc. in February 2014. Prior to joining Aptalis Pharma, Inc., Dr. Verwiel held international senior management positions with Merck & Co., Inc., including as Vice President, Hypertension, Worldwide Human Health Marketing from June 2001 to May 2005. Dr. Verwiel was also Managing Director of Merck’s Dutch subsidiary from June 1996 to May 2001. Prior to his tenure at Merck, Dr. Verwiel had international leadership positions at Servier Laboratories, a pharmaceutical company, from 1988 until 1995. Since 2015,

Dr. Verwiel has served as a director of Avexis, Inc., a publicly traded, clinical-stage gene therapy company. In August 2015, Dr. Verwiel was appointed as an observer of the Board of Directors of Bavarian Nordic A/S, a publicly traded biopharmaceutical vaccine company and was appointed as a Director on April 20, 2016. Dr. Verwiel is also Chairman of the Board of ObsEva SA, a publicly traded company developing drugs addressing conditions relating to women’s reproductive health, where he became a director in January 2016. In July 2017, Dr. Verwiel was appointed to the Board of Intellia Inc., a publicly traded gene editing company. From March 2012 to September 2014, Dr. Verwiel was a director of InterMune, Inc., a publicly traded biotechnology company that was acquired by Roche in 2014. Dr. Verwiel was also a member of the Board of Directors of the Biotechnology Industry Organisation (BIO) from February 2013 to April 2014. Dr. Verwiel holds an M.D. from Erasmus University, Rotterdam in The Netherlands and an M.B.A. from INSEAD, Fontainebleau in France.

Board Committees: Audit; Compensation (Chair); Strategy

Skills and Qualifications: We believe that Dr. Verwiel’s expertise in healthcare, marketing, strategy development and financial operations, as well as his experience as a chief executive officer of a biopharmaceutical company, and his board service for a number of publicly traded biopharmaceutical companies, positions him to make valuable contributions to our Board of Directors and provide a valuable source of experience for our management team.

Directors Whose Terms Expire in 2020 (Class II Directors)

Michael D. Kishbauch, age 69. Mr. Kishbauch has served as a director of Achillion since July 2004. Mr. Kishbauch was President and Chief Executive Officer of Achillion from July 2004 until May 2013. In September 2013, he retired from Achillion. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc., a biotechnology company. Since September 2013, Mr. Kishbauch has served on the Board of Directors of Progenics Pharmaceuticals, Inc., a publicly traded oncology company, and has served on the Board of Directors of Catabasis Pharmaceuticals, Inc., a publicly traded rare disease biopharmaceutical company since April 2016. From September 2014 until December 2016, Mr. Kishbauch served on the Board of Directors of TetraLogic Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Mr. Kishbauch holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years.

Board Committees: Compliance

Skills and Qualifications: Our Board of Directors believes that Mr. Kishbauch’s extensive operational, strategic, product launch and sales and marketing experience, coupled with his previous service as our Chief Executive Officer and his board experience with several other life sciences companies, including rare disease companies qualify him to serve on the Board of Directors and adds significant value to our Board of Directors.

Robert L. Van Nostrand, age 61. Mr. Van Nostrand has served as a director of Achillion since April 2007. Mr. Van Nostrand is currently on the Board of Directors of SELLAS Life Sciences Group, Inc. (since January 2018), a publicly traded biopharmaceutical company focused on the development of novel cancer immunotherapies, Intra-Cellular Therapies (since January 2014), a publicly traded biopharmaceutical company developing therapies for CNS disease, Yield10 Bioscience, Inc., formerly Metabolix, Inc. (since October 2006), a publicly traded bio agricultural company, and Enumeral Biomedical Holdings, Inc. (since December 2014), a publicly traded biotechnology company developing novel antibody immunotherapies relevant to cancer, infectious diseases and inflammatory diseases. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon

Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., or OSI, a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and as Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and completed advanced management studies at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant.

Board Committees: Audit (Chair); Compliance

Skills and Qualifications: Our Board of Directors believes that Mr. Van Nostrand’s vast board and industry experience in life sciences, his qualification as a financial expert, as well as his experience in transaction structuring and risk management qualifies him to serve on the Board of Directors and make him a significant contributor to our Board of Directors.

Nicole Vitullo, age 60. Ms. Vitullo has served as a director of Achillion since September 2010. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. In addition to her investment responsibilities, she is involved in the distribution/liquidation strategies for the public companies in Domain’s Venture Capital portfolios. Ms. Vitullo is on the Board of Directors of Celtaxsys, Inc., (since June 2015) a privately-held life sciences company and serves on the Boards of Directors of Esperion Pharmaceuticals, Inc. (since April 2008) and Marinus Pharmaceuticals, Inc., (since September 2005) both publicly traded pharmaceutical companies. Ms. Vitullo previously served on the Board of Directors of Celator, Inc. (from April 2005 until July 2016) which was acquired by Jazz Pharmaceuticals plc in May 2016, and Durata Therapeutics, Inc., (from December 2009 until November 2014) which was sold to Actavis Plc in November 2014. From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991 to 1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Eastman Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester.

Board Committees: Nominating and Corporate Governance; Compliance

Skills and Qualifications: Our Board of Directors believes that Ms. Vitullo’s extensive industry knowledge and investment experience is valuable in assisting the company in matters such as strategic planning, financing, alliance formation, product development and public market communications and qualifies her to serve on the Board of Directors. Ms. Vitullo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences industry, and makes her a valuable contributor to our Board of Directors.

Board Recommendation

The Board of Directors believes that the election of Drs. Deshpande and Fisherman to serve as Class III directors is in the best interests of Achillion and the best interests of our stockholders and, therefore, recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The section of this proxy statement titled “Information About Executive and Director Compensation” beginning on page 34, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2017. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board of Directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2017 Annual Meeting of Stockholders, our stockholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board. Our Board of Directors subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of our stockholders.

Board Recommendation

The Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting FOR this proposal.

PROPOSAL 3 —APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR 2015 STOCK INCENTIVE PLAN

On March 22, 2018, our Board of Directors adopted, subject to stockholder approval, an amendment to and restatement of our 2015 Stock Incentive Plan (the “2015 Plan”, and as amended and restated, the “Amended and Restated 2015 Plan”). As described more fully below, the Amended and Restated 2015 Plan would, among other things, reserve an additional 8,200,000 new shares for issuance under the plan.

On March 19, 2015, our Board of Directors adopted the 2015 Plan, which was approved by our stockholders at the June 2, 2015 annual meeting of stockholders. Under our 2015 Plan, 6,900,000 new shares of common stock were reserved for issuance, plus up to 1,716,000 shares of common stock that remained available for issuance under the previously approved 2006 Stock Incentive Plan, as amended (the “2006 Plan”) immediately prior to the effectiveness of the 2015 Plan, which rolled over and became available for issuance under the 2015 Plan, and up to 9,331,347 shares of common stock subject to awards that were issued and outstanding under the 2006 Plan at the time the 2015 Plan became effective, solely to the extent such awards expire, terminate, are surrendered, cancelled or forfeited. The 2015 Plan replaced the 2006 Plan, as a result of which the 2006 Plan terminated and no further awards could be granted under the 2006 Plan, however, all then outstanding awards under the 2006 Plan remained in effect and subject to the 2006 Plan’s terms.

As of March 31, 2018, options to purchase an aggregate of 14,555,940 shares of common stock were outstanding with a weighted average exercise price of $5.57 and a weighted average remaining contractual life of 6.9 years. The number of options outstanding includes options awarded under our 2006 Plan and 2015 Plan, as well as options to purchase 130,000 shares of common stock that were granted outside of these plans as a material inducement to employment pursuant to a NASDAQ exception to the shareholder plan approval requirements. As of March 31, 2018, no restricted stock awards, restricted stock units or stock appreciation rights were outstanding under all equity incentive plans in aggregate.

As of March 31, 2018 there were 2,347,529 shares available to be granted under the 2015 Plan.

On March 22, 2018, upon the recommendation of the Compensation Committee our Board of Directors adopted, subject to stockholder approval, the Amended and Restated 2015 Plan. If approved by our stockholders, the Amended and Restated 2015 Plan would, among other things:

•

Increase the Aggregate Share Limit. The Amended and Restated 2015 Plan increases the limit on the aggregate number of shares of our common stock that may be issued pursuant to all awards granted under the 2015 Plan by 8,200,000 shares (subject to adjustment in the event of stock splits and other similar events).

•

Update Provisions Regarding Performance Awards. The Amended and Restated 2015 Plan modifies plan provisions regarding performance awards to retain a broad ability for the Board of Directors to grant performance awards, while eliminating plan provisions applicable to such awards that were intended to comply with the requirements of former Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) that are no longer relevant due to elimination of the “performance-based compensation” exception to the deduction limitation of Section 162(m) pursuant to tax legislation enacted in 2017 commonly known as the Tax Cuts and Jobs Act. The Amended and Restated 2015 Plan also removes references in other sections of the Amended and Restated 2015 Plan related to compliance with Section 162(m) that have become obsolete for the Company following the Tax Cuts and Jobs Act.

•

Implement a New Limit on Awards to Non-Employee Directors. The Amended and Restated 2015 Plan revises the limit on awards to non-employee directors to limit the maximum value of stock and cash awards they may receive in any fiscal year to $625,000.

•

Prohibit Reload SARs and Dividend Equivalents with Respect to SARs. The Amended and Restated 2015 Plan eliminates the ability of the Company to grant “Reload SARs” (SARs containing provisions for automatic grant of additional SARs in connection with exercise of a SAR) and prohibits the payment or accrual of dividend equivalents with respect to SARs.

•

Subject Awards to Any Future Clawback Policy Adopted by the Company. The Amended and Restated 2015 Plan stipulates that all awards granted under it are subject to any clawback policy the Company may adopt at any time.

The Amended and Restated 2015 Plan is intended to be a broad-based plan that allows for the issuance of equity awards within our organization. Approximately 70 employees, or about 97% of our employee population, currently participate in our equity incentive compensation programs. In addition, our non-employee directors, consultants and advisors are eligible to participate in our equity incentive compensation programs however, we currently do not have any consultants or advisors participating in the 2015 Plan. The Board of Directors believes that approving the Amended and Restated 2015 Plan is appropriate and in the best interests of stockholders given the highly competitive environment in which we recruit and retain employees, the burn rate of our peers and our historical rate of issuing equity awards. Our Board of Directors and management will carefully consider all proposed grants under the Amended and Restated 2015 Plan.

In developing our share request for the Amended and Restated 2015 Plan and analyzing the impact of utilizing equity on our shareholders, we considered our “burn rate” and “overhang.”

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our historical awards granted for the 2015 through 2017 period and the corresponding burn rate.

Fiscal Year	Options Granted	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate (1)
2017	3,054,515	137,179,627	2.23%
2016	2,405,593	136,667,072	1.76%
2015	212,800	125,591,883	0.17%
Three-Year Average			1.39%

(1)	“Gross Burn Rate” is defined as the number of shares of common stock underlying options granted in the year divided by the basic weighted average number of shares of common stock outstanding.

Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by: the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future award grants and (c) the basic weighted average common shares outstanding for the most recently completed fiscal year. Our overhang at December 31, 2017 was 11.46%. After giving effect to the proposed adoption of the Amended and Restated 2015 Plan, total overhang would have been 15.91% at December 31, 2017.

Summary of the Amended and Restated 2015 Stock Incentive Plan

The following summary of the Amended and Restated 2015 Plan is qualified in its entirety by reference to the full text of the Amended and Restated 2015 Plan, as proposed, which is attached as Appendix A to this Proxy Statement. In addition, a copy of the Amended and Restated 2015 Plan, as proposed, may be obtained by making a written request to our Corporate Secretary at Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. References to the Board of Directors in this summary shall include the Compensation Committee of the Board of Directors or any similar committee appointed by the Board of Directors to administer the Amended and Restated 2015 Plan.

Types of Awards; Shares Available for Issuance

The Amended and Restated 2015 Plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock awards, RSUs and other stock-based awards. We refer to these securities as “Awards.”

The Amended and Restated 2015 Plan would allow for the issuance of 18,011,357 shares of common stock, plus up to 7,095,612 shares subject to awards granted under the 2006 Plan to the extent that such awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right.

All of the foregoing share numbers are subject, in the case of incentive stock options, to any limitations under the Code, and are also subject to adjustment upon stock splits, stock dividends, and other specified events. Certain sub-limitations apply to the shares available for issuance under the Amended and Restated 2015 Plan. The maximum number of shares with respect to which Awards may be granted to any participant under the Amended and Restated 2015 Plan may not exceed 1,500,000 shares per fiscal year (subject to adjustment upon stock splits, stock dividends, and other specified events). The maximum value (calculated based on grant date fair value for financial reporting purposes) of shares of common stock subject to Awards granted in any fiscal year to any individual non-employee director, together with the amount of any cash payments made to such non-employee director during such fiscal year, may not exceed $625,000.

Subject to adjustment in the event of stock splits, stock dividends or other specified events, any Award that is not a full-value award will be counted against the share limits specified in the Amended and Restated 2015 Plan and the sub-limitations described above related to grants to non-employee directors as 1.2 shares for each one share of common stock subject to such full-value award. A “full-value award” is any Award of restricted stock, RSUs or other stock-based award with a per share price or per unit purchase price lower than 100% of fair market value on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Amended and Restated 2015 Plan, each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.2 shares is returned to the Amended and Restated 2015 Plan, each applicable share reserve will be credited with 1.2 shares.

For purposes of counting the number of shares available for grant under the Amended and Restated 2015 Plan and the sub-limitations described above:

•

All shares of common stock covered by SARs will be counted against the number of shares available for grant under the Amended and Restated 2015 Plan and the sub-limitations described above. However, if a SAR is granted in tandem with an option for the same number of shares of common stock and the grant provides that only one such Award may be exercised, only the shares covered by the option will be counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended and Restated 2015 Plan.

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If any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such Award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any common stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash), the unused common stock covered by such Award will be added back to the number of shares available for the future grant of Awards.

•

Shares of common stock delivered to us by a participant to (i) purchase shares of common stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to any Award (including shares retained from the Award creating the tax obligation) will not be added back to the number of shares available for the future grant of Awards.

•	Shares of common stock repurchased by us on the open market using the proceeds from the exercise of an Award will not increase the number of shares available for future grant of Awards.

Substitute Awards granted under the Amended and Restated 2015 Plan in connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity will not count against the overall share limits and sub-limitations described above, except as required by reason of Section 422 and related provisions of the Code.

Shares issued under the Amended and Restated 2015 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

Description of Awards

Options. An option is an award where the recipient receives the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Only our employees may receive “incentive stock options” as defined in Section 422 of the Code. An option that is not intended to be an incentive stock option is a “nonstatutory stock option.” Our Board of Directors establishes the exercise price of each option or the formula by which such exercise price will be determined. The exercise price will be specified in the applicable option agreement. Options may not be granted at an exercise price less than 100% of the fair market value of our common stock on the effective date of grant. Each option will be exercisable at such times and subject to such terms and conditions as the Board of Directors specifies in the applicable option agreement. However, no option will be granted under the Amended and Restated 2015 Plan with a term in excess of 10 years. The Amended and Restated 2015 Plan permits the following forms of payment of the exercise price of an option: (i) payment by cash, check or, except as may otherwise be provided in the applicable option agreement or approved by our Board of Directors, in connection with a “cashless exercise” through a broker; (ii) to the extent provided in the applicable option agreement or approved by our Board of Directors, and subject to certain conditions, by surrender to us of shares of our common stock owned by the participant valued at their fair market value; (iii) to the extent provided in an applicable nonstatutory stock option agreement or approved by our Board of Directors, and subject to certain conditions, by delivery of a notice of “net exercise” as a result of which we will retain shares of common stock otherwise issuable pursuant to the stock option; (iv) to the extent provided in the applicable option agreement or approved by our Board of Directors, by any other lawful means, or (v) by any combination of these forms of payment.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be granted independently or in tandem with options granted under the Amended and Restated 2015 Plan. When a SAR is granted in tandem with a stock option, the SAR will be exercisable only at such time or times, and to the extent that the related stock option is exercisable (except to the extent designated by our Board of Directors in connection with an acquisition or change in control event) and will be transferable only with the related option. The Amended and Restated 2015 Plan provides that the grant price or exercise price of a SAR may not be less than 100% of the fair market value per share of our common stock on the effective date of grant and that SARs granted under the Amended and Restated 2015 Plan may not have a term in excess of 10 years.

No Repricings of Options or SARs; Other Limitations. With respect to options and SARS, unless such action is approved by stockholders or permitted under the terms of the Amended and Restated 2015 Plan in connection with certain changes in capitalization and change in control events, we may not (i) amend any outstanding option or SAR granted under the Amended and Restated 2015 Plan to provide an exercise price or grant price per share that is lower than the then-current exercise price or grant price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the Amended and Restated 2015 Plan) and grant in substitution therefor new Awards under the Amended and Restated 2015 Plan (other than certain Awards granted in connection with our merger or consolidation with, or acquisition of, another entity, covering the same or a different number of shares of common stock and having an exercise price or grant price per share lower than the then-current exercise price per share of the canceled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or grant price per share above the then-current fair market value of our common stock, or (iv) take any other action under the Amended and Restated 2015 Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market. No option or SAR granted under the Amended and Restated 2015 Plan shall contain any provision entitling the grantee to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR or provide for the payment or accrual of dividend equivalents.

Restricted Stock Awards. We may issue Awards entitling recipients to acquire shares of our common stock subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board of Directors in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. We refer to these Awards as Restricted Stock. Unless otherwise provided in the applicable Award agreement, any dividend declared and paid by us with respect to a share of Restricted Stock shall be paid to the participant (without interest) only if and when such shares of Restricted Stock become free from any applicable restrictions on transferability and forfeitability.

Restricted Stock Unit Awards. Instead of granting Awards for Restricted Stock, we may grant Awards entitling the recipient to receive shares of our common stock (or cash equal to the fair market value of such shares) to be delivered at a future date on or after such Award vests. We refer to these Awards as RSUs. A participant has no voting rights with respect to any RSUs. To the extent provided by our Board of Directors in its sole discretion, a grant of RSUs may provide the participant with a right to receive dividend equivalents, which may be settled in cash and/or shares of our common stock and shall be subject to the same restrictions on transfer and forfeitability as the underlying RSUs.

Other Stock-Based Awards. Under the Amended and Restated 2015 Plan, our Board of Directors may grant other Awards that are based upon our common stock or other property having such terms and conditions as the Board of Directors may determine including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock, and the grant of Awards entitling recipients to receive shares of our common stock to be delivered in the future. We refer to these types of Awards as Other Stock-Based Awards. Other Stock-Based Awards may be available as a form of payment in the settlement of other Awards granted under the Amended and Restated 2015 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of our common stock or cash, as our Board of Directors determines.

Performance Awards. In addition, Restricted Stock, RSUs and Other Stock-Based Awards under the Amended and Restated 2015 Plan may be made subject to the achievement of performance goals. We refer to these types of Awards as “Performance Awards.” With respect to any Performance Awards, the Board shall specify that the degree of granting, vesting or payout will be subject to the achievement of one or more objective performance measures established by the Board. Such performance measures may be based on the relative or absolute attainment of specified levels of any performance measures the Board may determine, including (but not limited to) one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; and/or (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings and (ix) achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures will be adjusted to exclude any one or more of the following: (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles or tax laws, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by participant and may be different for different Awards; and (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Board. Any Performance Award may be based on these or such other performance measures, may be subject to these or other adjustments, and may be set at the time, in each case, as the Board may determine.

Eligibility to Receive Awards. All of our employees, officers and directors, as well as our consultants and advisors, are eligible to be granted Awards under the Amended and Restated 2015 Plan. As of March 31, 2018, approximately 78 individuals, including our employees, four executive officers and eight non-employee directors, were eligible to receive awards under the Amended and Restated 2015 Plan. Awards under the Amended and Restated 2015 Plan are discretionary, and we cannot now determine the number or type of awards that would have been granted for the 2017 fiscal year or that may be granted in the future to any particular person or group. On March 29, 2018, the last reported sale price of our common stock on the Nasdaq Global Market was $3.71 per share. Based solely on the last reported sale price of our common stock on the Nasdaq Global Market on March 29, 2018, and the maximum number of shares that would have been available for awards as of March 31, 2018 taking into account the proposed increase described herein, the maximum aggregate market value of the common stock that could potentially be issued under the Amended and Restated 2015 Plan is $92,651,570.

Transferability of Awards. Except as the Board of Directors may otherwise determine or provide in an Award in connection with certain gratuitous transfers, Awards cannot be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are only exercisable by the participant.

Administration

Our Board of Directors administers the Amended and Restated 2015 Plan and is authorized to adopt, alter and repeal the administrative rules, guidelines and practices relating to the Amended and Restated 2015 Plan and to interpret the provisions of the Amended and Restated 2015 Plan and any Award documentation and remedy any ambiguities, omissions or inconsistencies therein. Pursuant to the terms of the Amended and Restated 2015 Plan, our Board of Directors may delegate authority under the Amended and Restated 2015 Plan to one or more committees or subcommittees of our Board of Directors. To the extent permitted by applicable law, our Board of Directors may delegate to one or more of our officers the power to grant Awards to our employees or non-executive officers and to exercise such other powers under the Amended and Restated 2015 Plan as the Board of Directors may determine, provided that the Board of Directors shall fix the terms of the Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted. No officer shall be authorized to grant Awards to any of our executive officers. Awards to non-employee directors will only be granted and administered by a committee, all the members of which are independent as defined by Section 5606(a)(2) of the Nasdaq Marketplace Rules.

The Board of Directors may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

All actions and decisions by the Board of Directors with respect to the Amended and Restated 2015 Plan and any Awards shall be made in the Board of Director’s discretion and shall be final and binding on all persons having or claiming any interest in the Amended and Restated 2015 Plan or in any Award.

No director, officer, other employee or agent acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination relating to or under the Amended and Restated 2015 Plan. We will indemnify and hold harmless each director, officer, other employee or agent to whom any duty or power relating to the administration or interpretation of the Amended and Restated 2015 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board of Director’s approval) arising out of any act or omission to act concerning the Amended and Restated 2015 Plan unless arising out of such person’s own fraud or bad faith.

Provisions for Foreign Participants. The Board of Directors may modify Awards or options granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Amended and Restated 2015 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, (i) the number and class of securities available under the Amended and Restated 2015 Plan, (ii) the share counting rules and sublimits set forth in the Amended and Restated 2015 Plan, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share and per-share provisions and the grant price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Award of Restricted Stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by us (or substituted Awards may be made, if applicable) in the manner determined by our Board of Directors.

Without limiting the generality of the foregoing, in the event we effect a split of our common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises an option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

Consequences of a Merger or Other Reorganization Event. In connection with a merger or other reorganization event, our Board of Directors may take any one or more of the following actions as to all (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board of Directors determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between us and the participant):

•	provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to a participant, provide that the participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice;

•	provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such reorganization event;

•

in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to participants with respect to each Award held by a participant equal to (i) the number of shares of common stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (x) the price per share paid to common stockholders over (y) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award;

•

provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and

•	any combination of the foregoing.

The Amended and Restated 2015 Plan also contains special rules related to the treatment of RSUs that are subject to Section 409A in connection with a reorganization event.

Upon the occurrence of a reorganization event other than a liquidation or dissolution of us, our repurchase and other rights with respect to outstanding Restricted Stock shall inure to the benefit of our successor and shall, unless the Board of Directors determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board of Directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a participant and us, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a participant and us, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

Clawback Policy. A participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future in accepting an Award under the Amended and Restated 2015 Plan with respect to such Award.

Amendment or Termination. Our Board of Directors may amend, modify or terminate any outstanding Award, including but not limited to, substituting another Award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to such action shall be required unless (i) the Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended and Restated 2015 Plan or (ii) that the change is permitted in connection with a change in capitalization or reorganization event.

Our Board of Directors may amend, suspend or terminate the Amended and Restated 2015 Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under Nasdaq rules may be made effective unless and until our stockholders approve such amendment; and (ii) from and after the effective date of an amendment to the Nasdaq corporate governance rules to no longer require stockholder approval of material amendments to equity compensation plans, no amendment to the Amended and Restated 2015 Plan (A) materially increasing the number of shares authorized under the Amended and Restated 2015 Plan (other than in connection with stock splits, stock dividends or other specified events), (B) expanding the types of Awards that may be granted under the Amended and Restated 2015 Plan, or (C) materially expanding the class of participants eligible to participate in the Amended and Restated 2015 Plan, shall become effective until stockholder approval is obtained.

Effective Date and Term of the Amended and Restated 2015 Plan

The Amended and Restated 2015 Plan will become effective on the date the plan is approved by our stockholders. No Awards will be granted under the Amended and Restated 2015 Plan after the completion of 10 years from the effective date, but Awards previously granted may extend beyond that date.

Plan Benefits

Because the grant of awards under the Amended and Restated 2015 Plan is within the discretion of our Board of Directors, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Amended and Restated 2015 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Amended and Restated 2015 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during fiscal year 2017: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

Name and Position	Weighted-Average Exercise Price ($)	Option Awards (#)
Milind Deshpande, Ph.D.	$4.11	458,000
Director and Chief Executive Officer

Mary Kay Fenton,	$4.11	165,000
Executive Vice President, Chief Financial Officer and Treasurer

Martha Manning	$4.11	135,000
Executive Vice President, General Counsel and Corporate Secretary

Joseph Truitt,	$4.11	185,000
President and Chief Operating Officer

David Apelian, M.D., Ph.D.	$4.11	185,000
Former Executive Vice President and Chief Medical Officer

Joel Barrish, Ph.D.	$4.11	185,000
Former Executive Vice President and Chief Scientific Officer

All current executive officers, as a group(1)	$4.11	943,000

All current directors who are not executive officers, as a group	$4.09	240,000

All current employees who are not executive officers, as a group	$4.06	1,091,705

(1)	Excludes Drs. Barrish and Apelian who ceased to be executive officers and employees of the Company as of July 14, 2017 and December 28, 2017, respectively.

Federal Income Tax Consequences

The following is a general summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended and Restated 2015 Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant (an “83(b) election”). If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

RSUs. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make an 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock Unit Awards. The tax consequences associated with any Other Stock Unit Award granted under the 2006 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Achillion. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board Recommendation

The Board of Directors believes that adoption of our Amended and Restated 2015 Stock Incentive Plan is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and Code of Business Conduct and Ethics described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the Company;

•	a majority of the members of the Board of Directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors Determination of Independence

Under applicable Nasdaq rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Graves, Scheer, Kishbauch, or Van Nostrand, Drs. Verwiel or Fisherman, or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full Board. From time to time, the Nominating and Corporate Governance Committee will engage the services of a third party for a fee to assist in identifying and evaluating potential candidates for the Board of Directors. In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board of Directors. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as proscribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth above under “Stockholder Proposals for the 2019 Annual Meeting.”

Board of Directors Leadership Structure

Mr. Scheer has served as our Chairman of the Board since March 2010. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board of Directors.

Our Chairman of the Board devotes a substantial amount of time and effort to his position. The Chairman of the Board role requires significant additional commitment, particularly as the Board of Director’s oversight responsibilities continue to grow. Our Board of Directors is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chairman is the appropriate leadership structure for our company.

Our Chairman of the Board of Directors is responsible for the smooth functioning of our Board of Directors and enhancing its effectiveness. Our Chairman guides the process of our Board of Directors, provides input on agenda items, and presides at Board of Directors meetings. Our Chairman also acts as a liaison between members of our Board of Directors and our executive management team, consulting regularly and providing guidance on Board of Directors related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with regular Board of Directors meetings and are discussed, as necessary, at such meetings. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our Code of Business Conduct and Ethics with respect to its areas of oversight. The Audit Committee meets regularly with management and our independent registered public accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendation to our Board of Directors with respect to the compensation of our other executive officers, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general. As part of its review, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is reasonably likely to create a material adverse effect on the Company. Our Compensation Committee and our Board of Directors believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risk associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board of Directors and oversees a rigorous annual evaluation of the Board of Directors and its committees.

Our Strategy Committee assists management in carrying out its various responsibilities related to business focus, potential mergers, acquisitions, divestures, financial initiatives, and other strategic transactions. The Committee’s responsibilities include reviewing and providing guidance to management and our Board of Directors with respect to our basic strategy and business model, assisting management and our Board of Directors in discussions on material changes in our strategy, as they may evolve, and reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate. In carrying out its role and responsibility, our Strategy Committee monitors risk relating to strategy.

Our Compliance Committee oversees and monitors risks associated with compliance. Our Compliance Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities and to assess risk exposures relating to the Company’s compliance with laws, regulations, and industry standards. The Compliance Committee oversees the development and implementation of compliance and ethics policies and practices at the Company.

Board of Directors Meetings and Attendance

Our Board of Directors held five meetings, either in person or by teleconference, during the year ended December 31, 2017, or fiscal 2017. During fiscal 2017, each of our current directors attended at least 75% of the aggregate number of Board of Directors meetings and meetings held by all committees on which he or she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2017, all of our directors attended the Annual Meeting of Stockholders.

Board of Directors Committees

Our Board of Directors has established five standing committees—Audit, Compensation, Nominating and Corporate Governance, Compliance and Strategy. These committees each operate under a written charter that has been approved by the Board of Directors. Current copies of the charters for these committees are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of our Audit, Compensation, Nominating and Corporate Governance, Compliance and Strategy committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees and how many meetings each committee held during fiscal 2017.

Board of Directors Member	Audit	Compensation	Nominating and Corporate Governance	Compliance	Strategy
Jason Fisherman, M.D.	∎		∎		∎
Gary Frashier	∎	∎
Kurt Graves		∎			☐
Michael Kishbauch				∎
David Scheer		∎	☐	☐	∎
Robert Van Nostrand	☐			∎
Frank Verwiel, M.D.	∎	☐			∎
Nicole Vitullo			∎	∎
Meetings in fiscal 2017	4	7	4	1	1
☐	Committee Chair
∎	Committee Member

Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics as relates to its areas of oversight;

•	monitoring our risk management and investment policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related party transactions;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures;

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm; and

•	preparing the Audit Committee Report required by SEC rules.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, and reporting to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis;” and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	corporate governance;

•	corporate governance structure, including recommending committee assignments for members of the Board of Directors;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of the Board of Directors and its committees.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.” The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

Compliance Committee

Our Compliance Committee’s responsibilities include:

•	overseeing the Company’s activities in the area of compliance with laws, regulations and industry standards except where the oversight responsibility is with the Audit Committee;

•	reviewing significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;

•	reviewing and monitoring the development and effectiveness of the Company’s Compliance Program and recommending improvements as necessary or appropriate;

•	reviewing and recommending to the full Board of Directors any changes to the Company’s Code of Business Conduct and Ethics;

•	ensuring proper communication of significant compliance issues to the full Board of Directors;

•	reviewing efforts to promote an ethical culture; and

•	overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations, and regulatory standards.

Strategy Committee

Our Strategy Committee’s responsibilities include:

•	reviewing and providing guidance to management and the Board of Directors with respect to the Company’s strategy and business model;

•	assisting management and the Board of Directors in discussions on material changes in the Company’s strategy; and

•	periodically reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate.

Communicating with the Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Global Select Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis is to discuss the principles underlying our compensation philosophy, programs, policies and decisions with respect to all of our “named executive officers” with a focus on the factors we rely upon in setting compensation for those individuals. This discussion is intended to help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement in the context of our overall compensation programs and practices.

Compensation Philosophy and Objectives

Our pay-for-performance executive compensation philosophy forms the basis for the Compensation Committee’s decisions regarding executive compensation. Our compensation program has the following key objectives:

•	to attract, retain and motivate the best possible executive talent;

•	to tie short-term and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives; and

•	to align executive incentives with creation of value for our stockholders.

Compensation Processes

Our Compensation Committee is responsible for establishing and administering our philosophy and policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation.

The Compensation Committee considers the recommendations from our Chief Executive Officer when determining the appropriate levels of compensation for each of our named executive officers, other than the Chief Executive Officer. Our Chief Executive Officer and our Senior Vice President of Human Resources develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data from national and regional companies in the biopharmaceutical industry. We believe that this data provides us with an appropriate starting point for compensation benchmarks. The Compensation Committee retains Radford, an Aon Hewitt Corporation company, as its independent compensation consultant on a regular, annual basis in a comprehensive engagement to assist in evaluating the compensation of executives, directors and employees, including the competitive pay position of the Company’s executives, directors and employees, as well as our corporate governance practices. The Compensation Committee’s objectives in obtaining these reviews are to ensure competitive compensation practices overall with a focus on attracting and retaining employees.

Our pay-for-performance executive compensation philosophy is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development as represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with Achillion and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	market demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the individual’s position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of the individual’s industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each individual executive and the function that each executive oversees. Annual corporate goals are proposed by the Chief Executive Officer and approved by our Compensation Committee and Board of Directors at the beginning of each calendar year. These shared corporate goals typically involve implementation of our strategy, advancement of our portfolio and assets, share price performance, and management of operating expenditures. Because we are a development stage company, we apply the heaviest weighting to the goal of advancing our portfolio, as we believe that advancing our portfolio enhances shareholder value. Our Chief Executive Officer’s annual incentive cash bonus award is determined entirely upon the achievement of our corporate goals. The executive team also has shared accountability for our corporate goals. Individual and functional goals for our executive officers, other than the Chief Executive Officer, are proposed by each executive and approved by the Chief Executive Officer and the Compensation Committee during the first quarter of each calendar year. Annual individual and functional goals focus on contributions aligned to facilitate the achievement of the corporate goals. Goals may be reevaluated in light of any strategic changes that may occur during the year.

After the end of the calendar year, our Chief Executive Officer, Senior Vice President of Human Resources and the Compensation Committee evaluate individual, functional and corporate performance against the written goals for the year. Our executive officers, other than the Chief Executive Officer, are evaluated by the Chief Executive Officer, who submits recommendations for salary increases, bonuses and equity incentive awards to the Compensation Committee for review and approval. In the case of the Chief Executive Officer, the Compensation Committee determines his salary increase, if any, bonus and equity incentive award based on corporate performance and reports to our Board of Directors. For all employees, including our executive officers, annual base salary increases, to the extent granted, are effective the first day of the new calendar year.

Independent Consultants to the Compensation Committee

The Compensation Committee annually assesses Radford’s independence in accordance with the Securities and Exchange Commission and NASDAQ requirements. Based on this assessment, the Compensation Committee determined that Radford was independent.

In the fourth quarter of 2017, as part of the Compensation Committee’s annual engagement of Radford, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this process, the Compensation Committee reevaluated the Company’s peer group, executive total rewards, including base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation for officers and directors. The long-term incentive evaluation was based on the newly defined peer group comparison, the Company’s historical executive and non-executive equity program, including the executive’s potential equity ownership level relative to our peer companies, current “in-the-money” gains and retention value from the Company’s unvested outstanding equity program, potential wealth creation opportunities based on potential future stock prices, and the Company’s aggregate and annual dilution relative to its peer companies.

Defining Our Peer Group

The first step in the compensation review process is the review and analysis of an appropriate peer group for the Company. In 2016, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this assessment, Radford recommended, and the Compensation Committee approved, a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies were those which:

•	were in a similar industry;

•	were at a similar stage of product development;

•	have market capitalizations ranging from $500.0 million to $3.5 billion; and

•	have 50 to 400 employees.

The 2016 peer group was used by the Compensation Committee in determining 2017 base salaries, bonuses and stock option awards. This 2016 peer group consisted of the following companies:

Acceleron Pharma Inc.	FibroGen, Inc.	MacroGenics, Inc.
Aduro BioTech, Inc.	Inovio Pharmaceuticals, Inc.	Novavax, Inc.
Agios Pharmaceuticals, Inc.	Insmed Incorporated	Spark Therapeutics, Inc.
Alder BioPharmaceuticals Inc.	Intra-Cellular Therapies, Inc.	Ultragenyx Pharmaceutical Inc.
bluebird bio, Inc.	Juno Therapeutics, Inc.	Xencor, Inc.
Epizyme, Inc.	Kite Pharma, Inc.	ZIOPHARM Oncology, Inc.

As a part of the 2017 annual executive compensation assessment, in September 2017, after discussions with the Compensation Committee, Radford recommended, and the Compensation Committee approved, a revised peer group of publicly traded companies defined by the following criteria:

•	in a similar industry;

•	at a similar stage of product development;

•	have market capitalizations ranging from $125.0 million to $2.0 billion; and

•	have 30 to 260 employees.

The changes in the 2017 peer group as compared with the 2016 peer group were primarily the result of removing seven companies (Agios Pharmaceuticals, Inc., bluebird bio, Inc, FibroGen, Inc, Juno Therapeutics, Inc., Kite Pharma, Inc., Spark Therapeutics, Inc. and Ultragenyx Pharmaceutical Inc.) that no longer met the criteria listed above as to headcount and market capitalization value and adding seven companies (Atara Biotherapeutics, Inc., Calithera Biosciences, Inc., Celldex Therapeutics, Inc., Cytokinetics, Incorporated, Karyopharm Therapeutics Inc., New Link Genetics Corporation and Sangamo Therapeutics, Inc.) that met the peer group criteria. The new peer group consists of the following companies:

Acceleron Pharma Inc.	Cytokinetics, Incorporated	MacroGenics, Inc.
Aduro BioTech, Inc.	Epizyme, Inc.	NewLink Genetics Corporation
Alder BioPharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.	Novavax, Inc.
Atara Biotherapeutics, Inc.	Insmed Incorporated	Sangamo Therapeutics, Inc.
Calithera Biosciences, Inc.	Intra-Cellular Therapies, Inc.	Xencor, Inc.
Celldex Therapeutics, Inc.	Karyopharm Therapeutics Inc.	ZIOPHARM Oncology, Inc.

In February 2018, the Compensation Committee used publicly available compensation data from this peer group, in addition to a wider data set from the Radford Global Life Sciences Survey, which reflects a custom set of companies similarly scoped as the peer group, to inform its decisions in awarding 2018 base salary and stock option awards for 2017 performance.

Say-on-Pay

Beginning in 2011, we gave our stockholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to our named executive officers. A significant percentage of stockholders have indicated approval of the compensation of the named executive officers, with approximately 99% of the shares present or represented and voting on such matter cast in favor of the proposal at our 2017 annual stockholders meeting.

The Committee took the results of the advisory vote into consideration in connection with its setting of executive compensation policies and decisions for 2017.

At our 2017 Annual Meeting of Stockholders, our stockholders recommended in a non-binding advisory vote of approximately 91% of the shares of our common stock present or represented and entitled to vote, that we continue to hold an advisory vote on the compensation of our named executive officers each year. Based on these results, the Board of Directors intends to hold future advisory votes on the compensation of the Company’s named executive officers every year.

Executive Compensation Components

The components of our compensation package are as follows:

•	Base salary;

•	Annual performance-based cash bonus awards;

•	Annual equity awards;

•	Other benefits, such as 401K, health, dental, disability and life insurance; and

•	Severance and change in control agreements.

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. In setting base salaries, our Compensation Committee generally targets the Radford market 50th percentile of the salaries for executives in similar positions and with similar responsibilities within our peer group and in the companies of similar size to us represented in the compensation data we review. A named executive officer’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total direct compensation is in line with the market and with our overall compensation philosophy. Base salaries for our named executive officers are reviewed annually by our Compensation Committee as part of our performance review process and are adjusted from time to time to ensure that our executive compensation structure remains aligned with our compensation objectives. In addition, as part of the annual competitive pay assessment, the Compensation Committee reviews the competitive pay positioning of the Chief Executive Officer and other named executive officers, industry benchmarks for merit increases from Radford and external survey data, and overall performance to determine the base salary of each executive. We adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of a named executive officer’s role or responsibilities.

2017 Base Salary

In January 2017, the Compensation Committee reviewed the salaries of our named executive officers. The Compensation Committee approved a 3% merit increase for all employees based on industry benchmarking. The Compensation Committee used that target percentage increase as well as performance review input for each of the named executive officers to approve salary increases of 3% for each of our named executive officers to be effective January 1, 2017.

Milind S. Deshpande, Ph.D., then-President and Chief Executive Officer. In January 2017, the Compensation Committee approved an increase of 3% to Dr. Deshpande’s annual base salary to $607,700. In making its determination to increase Dr. Deshpande’s salary, our Compensation Committee considered the 3% merit increase for all employees. For purposes of determining the performance-based compensation of our Chief Executive Officer, corporate performance is considered his individual performance. In February 2018, Dr. Deshpande’s title and role were changed from “President and Chief Executive Officer” to “Chief Executive Officer.”

Joseph Truitt, then- Chief Commercial Officer. In January 2017, the Compensation Committee approved an increase of 3% to Mr. Truitt’s annual base salary to $382,130. In making its determination to increase Mr. Truitt’s salary, our Compensation Committee considered the 3% merit increase for all employees and his performance. In assessing performance, the Compensation Committee considered Mr. Truitt’s achievement of his individual objectives for 2016, including: (i) his successful development and execution of our complement factor D strategy in ophthalmology; (ii) his successful development of the commercial analysis for the global development strategy for ACH-4471; (iii) his significant contributions to the three-year corporate strategy; and (iv) his successful leadership of the commercial and business development function. Mr. Truitt’s annual base salary as Chief Commercial Officer was positioned at approximately the 50th market percentile. In September 2017, Mr. Truitt was promoted to Executive Vice President and Chief Operating Officer and his base salary was increased to $408,200, positioning his base salary to be at approximately the 50th market percentile. In February 2018, Mr. Truitt was promoted to “President and Chief Operating Officer.”

Mary Kay Fenton, Executive Vice President and Chief Financial Officer. In January 2017, the Compensation Committee approved an increase of 3% to Ms. Fenton’s annual base salary to $382,130. In making its determination to increase Ms. Fenton’s salary, our Compensation Committee considered the 3% merit increase for all employees and her performance. In assessing performance, the Compensation Committee considered Ms. Fenton’s achievement of her individual objectives for 2016, including: (i) her development of the company’s investor relations and communication strategy; (ii) her management of financial and operational results; (iii) her significant contributions to the three-year corporate strategy; and (iv) her successful leadership of the finance and general administration functions. Ms. Fenton’s annual base salary is positioned at approximately the 50th market percentile.

Martha Manning, Executive Vice President, General Counsel and Secretary. In January 2017, the Compensation Committee approved an increase of 3% to Ms. Manning’s annual base salary to $339,900. In making its determination to increase Ms. Manning’s base salary, our Compensation Committee considered the 3% merit increase for all employees and her performance. In assessing performance, the Compensation Committee considered Ms. Manning’s achievement of her individual objectives for 2016, including: (i) her leadership on Board of Directors support and building the compliance agenda for Achillion; (ii) her role in providing legal support for research and development collaborations and intellectual property matters; (iii) her contributions to the three-year corporate strategy; and (iv) her successful leadership of the legal function. Ms. Manning’s annual base salary is positioned at approximately the 50th market percentile.

David Apelian, M.D., Ph.D., then-Executive Vice President and Chief Medical Officer. In January 2017, the Compensation Committee approved an increase of 3% to Dr. Apelian’s annual base salary to $500,065. In making its determination to increase Dr. Apelian’s base salary, our Compensation Committee considered the 3% merit increase for all employees and his performance. In assessing performance, the Compensation Committee considered Dr. Apelian’s achievement of his individual objectives for 2016, including: (i) his key role in advancing our drug candidate ACH-4471 into the single ascending dose and multiple ascending dose studies; (ii) his role in developing the global regulatory and development strategy for ACH-4471; and (iii) his successful leadership and optimization of the clinical development organization. Dr. Apelian’s annual base salary was positioned at approximately the 75th market percentile. Dr. Apelian resigned from Achillion, effective December 28, 2017.

Joel Barrish, Ph.D., then-Executive Vice President and Chief Scientific Officer. In January 2017, the Compensation Committee approved an increase of 3% to Dr. Barrish’s annual base salary to $453,200. In making its determination to increase Dr. Barrish’s base salary, our Compensation Committee considered the 3% merit increase for all employees and his performance. In assessing his performance, the Compensation Committee considered Dr. Barrish’s achievement of his individual objectives for 2016, including: (i) his key role in the development of a complement factor D back-up program, including identification of several new compounds; (ii) his significant contributions to our ophthalmology research program; and (iii) his successful leadership and optimization of the research organization. Dr. Barrish’s annual base salary was positioned at approximately the 50th market percentile. Dr. Barrish resigned from Achillion, effective July 14, 2017.

2018 Base Salary

In February 2018, the Compensation Committee reviewed the salaries of our named executive officers who were still serving as employees, and based on competitive positioning and financial considerations, it was determined that no salary increases would be awarded to such named executive officers.

Name	2017 Base Salary	2018 Base Salary	% Increase
Milind Deshpande, Ph.D.	$607,700	$607,700	0%
Joseph Truitt (1)	$408,200	$408,200	0%
Mary Kay Fenton	$382,130	$382,130	0%
Martha Manning	$339,900	$339,900	0%

(1)	In connection with his promotion to Executive Vice President and Chief Operating Officer in September 2017, Mr. Truitt’s annual base salary was increased from $382,130 to $408,200.

Annual Performance-Based Cash Bonus Awards

Our compensation program includes eligibility for a discretionary annual performance-based cash bonus. We believe that annual performance-based cash bonuses compensate for the achievement of strategic, portfolio, operational and financial objectives and the achievement of individual goals. Upon review of corporate and individual results against goals periodically established by the Compensation Committee and our management throughout the year, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are exceeded or are not achieved.

For 2017, the target annual performance cash-based bonus remained at 60% of base salary for our Chief Executive Officer and was set to 40% of base salary for all our other named executive officers, except Ms. Manning whose target bonus was 35% of base salary.

In approving cash bonuses for our named executive officers, the Compensation Committee considered the following 2017 corporate performance goals and the level of performance achieved towards each during 2017:

•	Advancement of our product candidate, ACH-4471 into clinical development for paroxysmal nocturnal hemoglobinuria and C3 glomerulopathy;

•	Development of extended release formulation of ACH-4471 for bioavailability study in humans;

•	Advancement of our second factor D inhibitor, ACH-5228, for oral systemic delivery to first-in-human studies;

•	Progression of two additional compounds through screening toxicology evaluations to start GLP toxicology studies on one compound by the end of 2017;

•	Development of regulatory and clinical development plan to progress two oral factor D inhibitors in multiple indications;

•	Advancement of ophthalmology portfolio through a series of studies designed to identify lead factor D compound with formulation/delivery system;

•	Financial results in line with approved budget and year end cash balance goal;

•	Share price performance; and

•	Secondary public offering of shares of the Company’s common stock held by Johnson & Johnson Innovation-JJDC, Inc., or JJDC.

In February 2018, our Compensation Committee approved a corporate achievement factor of 71.50% and awarded cash bonus compensation ranging from 71.50% to 78.65% of target for our named executive officers who were still serving as employees. In making this determination, the Compensation Committee gave consideration to: (i) achievement of the 2017 corporate objectives described above, which resulted in 71.50% achievement of corporate performance; and (ii) individual achievements by executives. For 2017 performance, the cash bonus award for our Chief Executive Officer was determined by calculating his base salary multiplied by his target bonus percentage multiplied by the percent of corporate performance achievement, which resulted in a 71.50% payout. The other named executive officers’ cash bonus awards were determined by calculating their base salary multiplied by their target bonus percentage multiplied by the percent of corporate performance achievement multiplied by the percent of individual performance achievement and ranged from 71.50% to 78.65%. Further information regarding the payout of the cash bonuses is included below.

2017 Annual Performance-Based Cash Awards

Name	2017 Target Award (% of Base Salary)	2017 Target Bonus Payment ($)	2017 Actual Bonus Payment ($)	2017 Actual Bonus Payment (% of Target Award Opportunity)
Milind Deshpande, Ph.D.	60%	$364,620	$260,703	71.50%
Joseph Truitt	40%	$163,280	$122,582	75.08%
Mary Kay Fenton	40%	$152,852	$120,218	78.65%
Martha Manning	35%	$118,965	$89,313	75.08%

Dr. Deshpande’s annual cash bonus award for 2017 was $260,703, which represents 71.50% of his target bonus award. This award was based on the committee’s determination of the achievement of corporate objectives of 71.50%, as discussed above.

Mr. Truitt’s annual cash bonus award for 2017 was $122,582, which represents 75.08% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Mr. Truitt’s achievement of his individual objectives for 2017, including: (i) his successful leadership in developing business development strategy; (ii) his significant contribution to the secondary offering of common stock held by JJDC; (iii) his significant contributions to the three-year corporate strategy; and (iv) his successful leadership of the corporate strategy, commercial and business development functions. In February 2018, Mr. Truitt was promoted to President and Chief Operating Officer.

Ms. Fenton’s annual cash bonus award for 2017 was $120,218, which represents 78.65% of her target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Ms. Fenton’s achievement of individual objectives for 2017, including: (i) her development of the company’s investor relations and communication strategy; (ii) her management of financial and operational results; (iii) her significant leadership of the secondary offering of common stock held by JJDC; and (iv) her successful leadership of the finance and general administration functions.

Ms. Manning’s annual cash bonus award for 2017 was $89,313, which represents 75.08% of her target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Ms. Manning’s achievement of individual objectives for 2017, including: (i) her leadership on Board of Directors support and advancement of the compliance agenda; (ii) her significant contribution to the secondary offering of common stock held by JJDC; (iii) her ongoing legal counsel for strategic business imperatives; and (iv) her successful leadership of the legal function.

Dr. Apelian left the company in December 2017 and was not awarded an annual cash bonus for 2017. Dr. Barrish left the company in June 2017 and was not awarded an annual cash bonus for 2017.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2015 Stock Incentive Plan, which we refer to as the 2015 Plan, allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants in the form of stock options as part of our overall annual compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Award. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and typically vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to 6.25% of the shares underlying the award at the end of each three-month period thereafter for the following three years, subject to continued service. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies in the compensation data that we review.

Annual Stock Option Award. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. In keeping with our philosophy, we intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. The Compensation Committee determined to make annual awards of stock options in the 25th to 50th percentile level of our peer group for 2017 performance.

In February 2018, the Compensation Committee approved grants of stock option awards to our named executive officers who were still serving as employees based upon 2017 performance. All grants were made at an exercise price of $2.90 per share, the closing market price per share on the date of grant. The Compensation Committee’s objective in making these grants to such officers was to reward the achievement of corporate and individual goals for 2017 and to provide long-term retention incentives. In February 2018, the Compensation Committee approved the following equity awards for our named executive officers who were still serving as employees:

Name	Shares of Common Stock Underlying Stock Options (#)(1)
Milind Deshpande, Ph.D.	640,000
Joseph Truitt	419,000
Mary Kay Fenton	250,000
Martha Manning	215,000

(1)	These options vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each three-month period thereafter, subject to continued service.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including our named executive officers who are still serving as employees. These benefits include health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee 401(k) contributions at a rate of $0.50 cents for each dollar contributed, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an employee to join our company in a position where there is high market demand.

In 2016, Joel Barrish was awarded $200,000 as a sign-on bonus to partially compensate him for the amounts he would not be receiving from his former employer as a result of his leaving that employer to join Achillion. In July 2017, when Dr. Barrish left the company, he was required to repay 50% of his sign-on bonus, which amounted to $100,000.

In addition, we also provided Ms. Manning $20,000 for reasonable travel and living expenses incurred as a result of her commuting from Pennsylvania to our offices in Connecticut, and make tax gross-up payments to Ms. Manning to reimburse her for any federal or state income taxes associated with receipt of such reimbursements (and the related income taxes owed due to the receipt of the gross-up payment). We provided similar reimbursements and tax gross-ups to Drs. Apelian and Barrish while they were employed by us. In 2015, we also reimbursed Mr. Truitt for reasonable travel and living expenses incurred as a result of his commuting from Pennsylvania to our offices in Connecticut and made tax gross-up payments to Mr. Truitt associated with the receipt of such reimbursements.

Termination-Based Compensation

Severance. In the event we terminate Dr. Deshpande’s employment for reasons other than cause, death or disability, or if Dr. Deshpande terminates his employment for good reason (as defined in his employment agreement), he is entitled to receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of his target bonus for the fiscal year in which termination occurred; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of the company, then he will receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date, (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage, (iii) a payment equal to 150% of his target bonus for the fiscal year in which the termination occurred, and (iv) his equity will vest as described under “Acceleration of Vesting of Equity-Based Awards” below. Additionally, if we terminate Dr. Deshpande’s employment by notice of non-renewal, provided that he would otherwise have been willing and able to continue his employment under the terms of his agreement, he will receive the same payments he would receive in the event of a termination during the period 60 days prior to or within twelve months following a change in control of the company. In the event Dr. Deshpande’s employment terminates due to his death, his estate is entitled to receive a payment equal to 12 months of his base salary as of the date of his death.

In the event we terminate Ms. Fenton, Ms. Manning or Mr. Truitt’s employment for reasons other than cause, death or disability, or if such executive terminates his or her employment for good reason (as defined in their respective employment agreements), such executive is entitled to receive (i) his or her salary in effect on the date of termination until the date that is twelve months following the termination date; (ii) if he or she is eligible for and elects to receive COBRA continuation, payment of the premiums for his or her medical or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of his or her target bonus for the fiscal year in which termination occurred; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of the company, then such executive will receive (i) his or her salary in effect on the date of termination until the date that is twelve months following the termination date, (ii) if he or she is eligible for and elects to receive COBRA continuation, payment of the premiums for his or her medical or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to his or her target bonus for the fiscal year in which termination occurred; and (iv) his or her equity will vest as described under “Acceleration of Vesting of Equity-Based Awards” below.

Acceleration of Vesting of Equity-Based Awards. In addition to the benefits described above, upon a change in control, each of Dr. Deshpande, Mr. Truitt, Ms. Fenton and Ms. Manning is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). We refer to this as “single trigger” acceleration. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his or her employment for good reason, during the period 60 days prior to or within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding unvested option grants and unvested grants of restricted stock and restricted stock units. We refer to this as “double trigger” acceleration. We believe that “double trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change in control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change in control.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax and non-deductibility provisions of sections 280G and 4999 of the Internal Revenue Code, as amended, (the “Code”) would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax and Accounting Considerations

Section 162(m) of the Code. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than our Chief Executive Officer and our Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Pursuant to tax legislation signed into law on December 22, 2017 commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above will not be deductible by us, subject to the transition relief.

Anti-Hedging and Anti-Pledging Policy

We have an insider trading policy that is applicable to all of our employees and members of our Board of Directors which prohibits the hedging and pledging of our company stock. The policy prohibits those individuals and their related persons from engaging in any speculative transactions involving our securities, including the following activities: short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on our securities; purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities; the purchase of our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan.

Risk of Compensation Policies and Programs

We periodically conduct a risk assessment of our compensation policies and programs. This assessment typically takes place in connection with establishment of our annual corporate goals. Based on this assessment, we believe the design of our compensation policies and programs mitigates undue risk while preserving the nature of our pay-for-performance executive compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Frank Verwiel, MD, Chair

Gary E. Frashier

Kurt Graves

David Scheer

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years indicated below for our Chief Executive Officer, our Chief Financial Officer, and our two other most highly compensated executive officers who served as executive officers as of December 31, 2017, as well as two additional individuals who would have been included among our most highly compensated executive officers if they had been serving as such on December 31, 2017. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Milind Deshpande, Ph.D.	2017	607,700		1,335,258	(2)	260,703	(3)	8,557	(4)	2,212,218
Director and Chief Executive Officer	2016	590,000		2,153,727	(5)	218,144	(6)	8,310	(7)	2,970,181
	2015	525,100		—	(8)	416,667	(9)	8,298	(10)	950,065

Mary Kay Fenton,	2017	382,130		481,043	(2)	120,218	(3)	8,557	(4)	991,948
Executive Vice President, Chief Financial Officer and Treasurer	2016	371,000		635,350	(5)	101,932	(6)	8,310	(7)	1,116,592
	2015	360,140		—	(8)	159,452	(9)	8,298	(10)	527,890

Martha Manning	2017	339,900		393,580	(2)	89,313	(3)	45,885	(11)	868,678
Executive Vice President, General Counsel and Corporate Secretary

Joseph Truitt,	2017	389,971	(12)	539,351	(2)	122,582	(3)	8,557	(4)	1,060,461
President and Chief Operating Officer	2016	371,000		764,573	(5)	112,125	(6)	8,310	(7)	1,256,008
	2015	347,429		—	(8)	167,808	(9)	28,219	(13)	543,456

David Apelian, M.D., Ph.D.	2017	500,065	(14)	539,351	(2)	—	(15)	32,782	(16)	1,072,198
Former Executive Vice President and Chief Medical Officer	2016	485,500		635,350	(5)	140,060	(6)	32,652	(17)	1,293,562
	2015	471,328		—	(8)	199,195	(9)	32,340	(18)	702,863

Joel Barrish, Ph.D.	2017	244,031	(19)	539,351	(2)	(100,000	)(20)	27,136	(21)	710,518
Former Executive Vice President and Chief Scientific Officer	2016	423,077	(22)	1,938,425	(23)	339,023	(24)	45,638	(25)	2,746,163

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited financial statements for fiscal 2017, included in our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.
(2)	Represents stock option awards made in January 2017 with respect to 2016 performance.
(3)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in February 2018 in connection with our annual performance review process for 2017 performance.
(4)	Represents $457 of life insurance premiums paid by Achillion and $8,100 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan.
(5)	Represents stock option awards made in January 2016 with respect to 2015 performance.
(6)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in January 2017 in connection with our annual performance review process for 2016 performance.
(7)	Represents $360 of life insurance premiums paid by Achillion and $7,950 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan.
(8)	In 2016, the timing of our annual compensation review changed from the end of the fiscal year to the beginning of the next fiscal year. Stock option awards made with respect to 2015 performance were awarded in 2016.
(9)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in December 2015 in connection with our annual performance review process for 2015 performance.

(10)	Represents $348 of life insurance premiums paid by Achillion and $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(11)	Represents $457 of life insurance premiums paid by Achillion, $8,100 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $20,000 for travel and living expense reimbursement incurred as a result of Ms. Manning’s commuting from Pennsylvania to our offices in Connecticut and $17,328 for a tax gross-up payment to reimburse her for the federal and state income taxes associated with receipt of the reimbursement.
(12)	In connection with his promotion to Executive Vice President and Chief Operating Officer in September 2017, Mr. Truitt’s annual base salary was increased from $382,130 to $408,200.
(13)	Represents $348 of life insurance premiums paid by Achillion, $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $11,175 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $8,746 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(14)	Dr. Apelian ceased to be an employee on December 28, 2017. Dr. Apelian’s annual base salary for 2017 was $500,065.
(15)	Because Dr. Apelian ceased to be an employee of the company on December 28, 2017, he did not receive a discretionary cash performance-based bonus awards for 2017 performance.
(16)	Represents $457 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,925 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(17)	Represents $360 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,892 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(18)	Represents $348 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Dr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,592 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(19)	Dr. Barrish ceased to be an employee on July 14, 2017. Dr. Barrish’s annual base salary for 2017 was $453,200.
(20)	Because Dr. Barrish ceased to be an employee of the company on July 14, 2017, in accordance with the terms of Dr. Barrish’s employment agreement, upon his termination, Dr. Barrish repaid $100,000 of the sign on bonus originally paid to him upon commencement of his employment in January 2016.
(21)	Represents $267 of life insurance premiums paid by Achillion, $8,100 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $10,000 for travel and living expense reimbursement incurred as a result of Dr. Barrish’s commuting from Pennsylvania to our offices in Connecticut and $8,769 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(22)	Dr. Barrish’s employment with the Company commenced in January 2016. Dr. Barrish’s annual base salary was $440,000.
(23)	Represents stock option awards made in connection with Dr. Barrish’s commencement of employment in January 2016 and his transitioning into his new role.
(24)	Comprised of a $200,000 sign on bonus in connection with Dr. Barrish’s commencement of employment in January 2016 and the discretionary cash performance-based bonus award approved by the Compensation Committee in January 2017 in connection with our annual performance review process for 2016 performance. Dr. Barrish’s non-equity incentive plan compensation was calculated based on his non pro-rated salary.
(25)	Represents $360 of life insurance premiums paid by Achillion, $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $20,000 for travel and living expense reimbursement incurred as a result of Dr. Barrish’s commuting from Pennsylvania to our offices in Connecticut and $17,328 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.

During fiscal 2017, the principal executive officer of Achillion was our President and Chief Executive Officer, Milind Deshpande, Ph.D. For 2017, the annual total compensation for Dr. Deshpande, as reported in the Summary Compensation Table, was $2,212,218, and the annual total compensation for our median employee was $205,705, resulting in a pay ratio of approximately 11:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of October 2, 2017 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annualized work schedule, for permanent hourly employees), (B) the target incentive compensation for 2017, assuming a payout at a target level of performance, and (C) the accounting value of any equity awards granted during 2017 and, (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all 83 of our employees as of October 2, 2017, excluding Dr. Deshpande.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

GRANTS OF PLAN-BASED AWARDS FOR 2017

The following table sets forth information regarding each grant of an award made to a named executive officer during 2017 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (3)($)
Milind Deshpande, Ph.D.		364,620
Director and Chief Executive Officer	01/17/2017		458,000	$4.11	1,335,258

Mary Kay Fenton		152,852
Executive Vice President, Chief Financial Officer and Treasurer	01/17/2017		165,000	$4.11	481,043

Martha Manning		118,965
Executive Vice President, General Counsel and Corporate Secretary	01/17/2017		135,000	$4.11	393,580

Joseph Truitt		163,280
President and Chief Operating Officer	01/17/2017		185,000	$4.11	539,351

David Apelian, M.D., Ph.D (4).		—
Former Executive Vice President and Chief Medical Officer	01/17/2017		185,000	$4.11	539,351

Joel Barrish, Ph.D. (5)		—
Former Executive Vice President and Chief Scientific Officer	01/17/2017		185,000	$4.11	539,351

(1)	Reflects the potential non-equity incentive compensation plan awards that could have been earned under our 2017 annual performance review process at target level. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or are exceeded. The amounts actually paid to the named executive officers for performance in 2017 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	These options vest as to 25% of the original number of shares on the first anniversary of the grant date and as to an additional 6.25% of the original number of shares at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date, subject to continued employment. In addition, upon a change in control, each of Dr. Deshpande, Ms. Fenton, Ms. Manning, and Mr. Truitt, are entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding options, restricted stock and restricted stock units.
(3)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited financial statements for fiscal 2017, included in our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.
(4)	Dr. Apelian ceased to be an employee on December 28, 2017.
(5)	Dr. Barrish ceased to be an employee on July 14, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock options on December 31, 2017, the last day of our fiscal year, for each of the named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Milind Deshpande, Ph.D.	75,576	—	3.10	12/16/2020
Director and Chief Executive Officer	100,000	—	7.59	12/12/2021
	145,000	—	8.64	12/18/2022
	600,000	—	7.59	05/28/2023
	300,000	—	3.02	12/17/2023
	258,750	86,250	13.24	12/02/2024
	175,000	225,000	7.61	01/20/2026
	—	458,000	4.11	01/17/2027

Mary Kay Fenton	33,250	—	3.28	12/18/2019
Executive Vice President, Chief Financial Officer and Treasurer	188,000	—	3.10	12/16/2020
	75,000	—	7.59	12/12/2021
	145,000	—	8.64	12/18/2022
	250,000	—	3.02	12/17/2023
	28,125	1,875	3.66	03/04/2024
	82,500	27,500	13.24	12/02/2024
	51,625	66,375	7.61	01/20/2026
	—	165,000	4.11	01/17/2027

Martha Manning	48,125	61,875	6.79	02/21/2026
Executive Vice President, General Counsel and Corporate Secretary	—	135,000	4.11	01/17/2027

Joseph Truitt	33,250	—	3.28	12/18/2019
President and Chief Operating Officer	188,000	—	3.10	12/16/2020
	100,000	—	7.59	12/12/2021
	145,000	—	8.64	12/18/2022
	200,000	—	3.02	12/17/2023
	28,125	1,875	3.66	03/04/2024
	82,500	27,500	13.24	12/02/2024
	62,125	79,875	7.61	01/20/2026
	—	185,000	4.11	01/17/2027

David Apelian, M.D., Ph.D. (2)	200,000	—	7.59	03/28/2018
Former Executive Vice President and Chief Medical Officer	290,000	—	3.02	03/28/2018
	131,250	—	13.24	03/28/2018
	51,625	—	7.61	03/28/2018

Joel Barrish, Ph.D.(3)	—	—	—	—
Former Executive Vice President and Chief Scientific Officer

(1)	The options granted have a ten year life and vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter, subject to continued service. In addition, upon a change in control, each of Dr. Deshpande, Ms. Fenton, Ms. Manning, and Mr. Truitt are entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding options, restricted stock and restricted stock units.
(2)	Dr. Apelian ceased to be an employee on December 28, 2017. Dr. Apelian’s right to exercise his outstanding exercisable options terminated three months from his date of termination, or March 28, 2018.
(3)	Dr. Barrish ceased to be an employee on July 14, 2017.

OPTION EXERCISES AND STOCK VESTED IN 2017

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Milind Deshpande, Ph.D.	—	—
Director and Chief Executive Officer

Mary Kay Fenton
Executive Vice President, Chief Financial Officer and Treasurer

Martha Manning	—	—
Executive Vice President, General Counsel and Corporate Secretary

Joseph Truitt	—	—
President and Chief Operating Officer

David Apelian, M.D., Ph.D. (2)	—	—
Former Executive Vice President and Chief Medical Officer

Joel Barrish, Ph.D. (3)	—	—
Former Executive Vice President and Chief Scientific Officer

(1)	Calculated by multiplying the number of shares times the difference of the market price of the stock on the date of exercise less the exercise price.
(2)	Dr. Apelian ceased to be an employee on December 28, 2017.
(3)	Dr. Barrish ceased to be an employee on July 14, 2017.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Drs. Deshpande, Apelian and Barrish, Mr. Truitt, Ms. Fenton and Ms. Manning. These employment agreements generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. For 2017, the target bonus percentage was 60% for Dr. Deshpande, 40% for Ms. Fenton, 40% for Mr. Truitt, 40% for Dr. Apelian, 40% for Dr. Barrish, and 35% for Ms. Manning. Dr. Apelian ceased to be an employee on December 28, 2017. Dr. Barrish ceased to be an employee on July 14, 2017.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their employment for good reason (as defined in their respective employment agreements). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits. The obligation of the Company to make the payments following a termination of employment as described above, is conditioned upon the Executive signing and delivering to the Company a severance and release of claims agreement (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations).

For additional information about our executive compensation program generally and the terms of our employment agreements with our named executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 29, 2017 are set forth in the table below.

		Triggering Event(1)
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause or Resignation For Good Reason More Than 12 months following a Change In Control) ($)		Termination Without Cause or Resignation For Good Reason or Within 12 Months Following a Change-in- Control ($)
Milind Deshpande, Ph.D.	Severance Payments	—		911,550	(2)	911,550	(2)
	Bonus Payment	—		364,620	(3)	546,930	(4)
	Continuation of Benefits	—		—	(5)	—	(5)
	Market Value of Stock Vesting(6)	—	(7)	—	(8)	—	(9)

	Total	—		1,276,170		1,458,480

Mary Kay Fenton	Severance Payments	—		382,130	(2)	382,130	(2)
	Bonus Payment	—		152,852	(3)	152,852	(4)
	Continuation of Benefits	—		20,462	(5)	20,462	(5)
	Market Value of Stock Vesting(6)	—	(7)	—	(8)	—	(9)

	Total	—		555,444		555,444

Martha Manning	Severance Payments	—		339,900	(2)	339,900	(2)
	Bonus Payment	—		118,965	(3)	118,965	(4)
	Continuation of Benefits	—		20,462	(5)	20,462	(5)
	Market Value of Stock Vesting(6)	—	(7)	—	(8)	—	(9)

	Total	—		479,327		479,327

Joseph Truitt	Severance Payments	—		408,200	(2)	408,200	(2)
	Bonus Payment	—		163,280	(3)	163,280	(3)
	Continuation of Benefits	—		20,462	(5)	20,462	(5)
	Market Value of Stock Vesting(6)	—	(7)	—	(8)	—	(9)

	Total	—		591,942		591,942

(1)	In the event the executive’s employment is terminated for cause or the executive resigns without good reason, the executive is not entitled to any termination or change in control payments.
(2)	Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Dr. Deshpande for whom the amount represents a lump sum payment equal to eighteen months of base salary. Additionally, in the event that Dr. Deshpande’s employment is terminated by notice of non-renewal, provided that he would otherwise have been willing and able to continue his employment under the terms of his agreement, he will receive the same payments he would receive in the event of a termination during the period 60 days prior to or within twelve months following a change in control of the Company.
(3)	Represents a payment equal to each executive’s annual target bonus payment for fiscal year 2017.
(4)	Represents a payment equal to each executive’s annual target bonus payment for fiscal year 2017, except in the case of Dr. Deshpande for whom the amount represents a payment equal to 150% of his annual target bonus payment for fiscal year 2017.

(5)

Represents payment for the continuation of medical and dental benefit coverage equal to the share of the premium for such coverage currently paid by us until the earlier of the end of the 12th month after the executive’s employment ends or the date the covered individual’s COBRA continuation coverage expires, except in the case of Dr. Deshpande for whom the amount represents 18 months of coverage. For purposes of this table, we have calculated the value of the continuation of benefits based on premium amounts as of December 29, 2017. Dr. Deshpande is not enrolled in the Company’s medical and dental plans.

(6)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 29, 2017, or $2.88 per share.
(7)	Represents the acceleration of vesting as to 50% of the original number of common shares subject to options held by the executive.
(8)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.
(9)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,029,861	(1)	$6.38	(2)	6,779,735	(3)
Equity compensation plans not approved by security holders	130,000	(4)	4.83	(2)	—

Total	12,159,861				6,779,735

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 2006 Plan and our 2015 Plan.
(2)	Only stock option awards were used in computing the weighted average exercise price.
(3)	Includes 5,188,859 shares of our common stock available for issuance under our 2015 Plan and 1,590,876 shares of common stock available for issuance under our 2006 Employee Stock Purchase Plan, as amended on June 2, 2015.
(4)	Consists of the inducement grant to Avner Ingerman, M.D. in connection with the commencement of his employment in September 2017. These stock options were granted pursuant to a NASDAQ inducement grant exception in accordance with Nasdaq Listing Rule 5635(c)(4).

Compensation of Directors

In January 2016, the Compensation Committee reviewed the Director Compensation Policy using a competitive analysis prepared by Radford and competitive data from similar companies and amended the compensation framework from a meeting fee structure to a retainer-based structure. Additionally, our directors are reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors and committee meetings.

In March 2017, the Board of Directors established a Compliance Committee and revised the Director Compensation Policy to provide that:

•	the chair of the Compliance Committee will receive an annual retainer of $10,000;

•	each member of the Compliance Committee will receive an annual retainer of $7,500; and

•	at that time, the annual retainer for each member of the Nominating and Governance Committee member was increased from $5,000 to $7,500.

In addition, under the revised Director Compensation Policy, each non-employee director is eligible to receive the following cash compensation:

	Board of Directors Annual Retainer ($)	Chairman Annual Retainer ($)	Committee Member Annual Retainer ($)
Board of Directors	50,000	30,000
Audit Committee		20,000	10,800
Compensation Committee		15,000	7,500
Compliance Committee		10,000	7,500
Nominating and Corporate Governance Committee		10,000	7,500
Strategy and Corporate Development Committee		15,000	7,500

Our non-employee directors also receive equity compensation pursuant to our 2015 Plan, as follows:

•

Initial Grants: upon initial election to the Board of Directors, each non-employee director will automatically receive a nonstatutory stock option to purchase 30,000 shares of our common stock which shall vest and become exercisable immediately upon such director’s initial election to the Board of Directors;

•

Annual Grants: all non-employee directors who have served as a member of our Board of Directors for at least six months prior to the date of such annual grant will be granted, automatically and without the need for any further action by the Board of Directors, an annual equity award, on the date that the Compensation Committee of the Board of Directors makes its annual grant of stock options to senior executives of the Company, of a nonstatutory stock option to purchase 30,000 shares of our common stock which shall vest and become exercisable as to 25% of the shares underlying the award on the date of grant and as to an additional 2.08% of the shares underlying the award at the end of each monthly period thereafter, subject to such director’s continued service as a director through such vesting date.

Option awards to our non-employee directors have a term of ten years and have an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the date of the grant.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2017.

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	72,675	87,037	—	159,712
Gary Frashier	69,625	87,037	—	156,662
Kurt Graves	71,875	87,037	—	158,912
Michael D. Kishbauch	61,175	87,037	—	148,212
David Scheer	112,500	87,037	—	199,537
Robert Van Nostrand	77,500	87,037	—	164,537
Frank Verwiel, M.D.	77,625	87,037	—	164,712
Nicole Vitullo	62,500	87,037	—	149,537

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal year ended December 31, 2017, in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited financial statements for fiscal 2017, included in our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.

(2)	The number of shares underlying stock options granted to our directors in 2017 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2017(#)
Jason Fisherman, M.D.	01/19/2017	30,000
Gary Frashier	01/19/2017	30,000
Kurt Graves	01/19/2017	30,000
Michael D. Kishbauch	01/19/2017	30,000
David Scheer	01/19/2017	30,000
Robert Van Nostrand	01/19/2017	30,000
Frank Verwiel, M.D.	01/19/2017	30,000
Nicole Vitullo	01/19/2017	30,000

The aggregate outstanding options for each non-employee director as of December 31, 2017 are:

Name	Aggregate Options Outstanding(#)
Jason Fisherman, M.D.	240,000
Gary Frashier	178,750
Kurt Graves	265,000
Michael D. Kishbauch	116,250
David Scheer	250,000
Robert Van Nostrand	250,000
Frank Verwiel, M.D.	90,000
Nicole Vitullo	200,000

Compensation Committee Interlocks and Insider Participation

For 2017, the members of the Compensation Committee were Messrs. Frashier, Graves, Scheer and Dr. Verwiel. No current member of the Compensation Committee or member of the Compensation Committee during 2017 was at any time an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Graves, Scheer and Dr. Verwiel have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

OTHER MATTERS

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2017 and discussed them with management and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by AS 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board and approved by the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

By the Audit Committee of the Board of Directors:

Robert Van Nostrand, Chair
Jason Fisherman
Gary Frashier
Frank Verwiel

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$559,302	$502,126
Audit-Related Fees(2)	—	—
Tax Fees(3)	30,000	212,500
All Other Fees(4)	2,727	1,818

Total Fees	$592,029	$716,444

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.
(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2017 and 2016.
(4)	All Other Fees consists of a subscription to PricewaterhouseCoopers LLP’s online accounting research library for fiscal 2017 and 2016 and the financial statement disclosure checklist tool for fiscal 2017.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2017, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

In May 2015, we entered into a stock purchase agreement with Johnson & Johnson Innovation –JJDC, Inc. (JJDC) pursuant to which JJDC purchased 18,367,346 shares of our common stock, par value $0.001 per share (the “Common Stock”). On November 15, 2017, we entered into an underwriting agreement (the “Underwriting

Agreement”) with Goldman Sachs & Co. LLC and Leerink Partners LLC, acting as representatives of the underwriters named therein (collectively, the “Underwriters”), and JJDC as selling stockholder and a beneficial owner of more than 5% of our common stock at the time of the transaction (the “Selling Stockholder”) relating to an underwritten public offering (the “Offering”) of the 18,367,346 shares of Common Stock purchased by JJDC in May 2015 (the “Shares”). The offering price to the public was $2.750 per share, and the Underwriters agreed to purchase the Shares from the Selling Stockholder pursuant to the Underwriting Agreement at a price of $2.585 per share. All of the Shares were sold by the Selling Stockholder and all net proceeds from the sale of the Shares were received by the Selling Stockholder.

In connection with the Offering described above, we entered into a letter agreement (the “Letter Agreement”), dated November 14, 2017, with the Selling Stockholder pursuant to which we and the Selling Stockholder agreed, effective upon execution and delivery of the Underwriting Agreement, as follows: (1) we agreed to release the restrictions on the disposition of the Shares by the Selling Stockholder, which the Selling Stockholder previously agreed to in a February 23, 2017 lock-up agreement (the “Lock-Up Agreement”) in connection with the filing of the Registration Statement on Form S-3, which registered the Shares; (2) we and the Selling Stockholder agreed to amend the investor agreement (the “Investor Agreement”) that the Company and the Selling Stockholder entered into on July 1, 2015 in connection with the Selling Stockholder’s acquisition of the Shares to provide that we would pay $2,879,081 of the aggregate underwriting discounts and commissions of the Offering, which was determined based on a calculation set forth in the Letter Agreement; and (3) we and the Selling Stockholder agreed that, following the closing of the Offering, the Investor Agreement would terminate and be of no further force or effect.

Policies and Procedures Regarding Review, Approval or Ratification of Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our Audit Committee charter, members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the Nasdaq Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2017 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Appendix A

ACHILLION PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this Amended and Restated 2015 Stock Incentive Plan (the “Plan”) of Achillion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers, the maximum number of shares subject to such Awards that the officers may grant, and the time period in which such Awards may be granted;

provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to the sum of (i) 18,011,357 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) and (ii) up to 7,095,612 shares of Common Stock subject to awards granted under the Company’s 2006 Stock Incentive Plan, as amended, to the extent that such awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code). Any or all of the shares available for issuance under the Plan may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Fungible Share Pool. Subject to adjustment under Section 10, any Award that is not a Full-Value Award (as defined below) shall be counted against the share limits specified in Sections 4(a)(1) and the sublimit contained in Section 4(b)(2) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Sections 4(a)(1) and the sublimit contained in Section 4(b)(2) as 1.2 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any award of Restricted Stock, RSUs or Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.2 shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with 1.2 shares.

(3) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimit contained in Section 4(b)(2):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit referenced in the first clause of this Section 4(a)(3); provided, however, that if the Company grants a SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall be added back to the number of shares available for the future grant of Awards. For the avoidance of doubt, (1) in the case of the exercise of a SAR, the number of shares counted against the shares available under the Plan and against the sublimit referenced in the first clause of this Section 4(a)(3) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (2) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to any Award (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:

(1) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,500,000 per fiscal year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The fungible share counting rules in Section 4(a)(2) shall not apply for purposes of this Section 4(b)(1) and instead, each share subject to any type of Award shall be counted as one share for purposes of this Section 4(b)(1).

(2) Limit on Awards to Non-Employee Directors. The maximum value (calculated based on grant date fair value for financial reporting purposes) of shares of Common Stock subject to Awards granted in any fiscal year to any individual non-employee director, together with the amount of any cash payments made to such non-employee director during such fiscal year, shall not exceed $625,000.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Achillion Pharmaceuticals, Inc., any of Achillion Pharmaceuticals’ present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of NASDAQ.

(f) No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.	Restricted Stock; RSUs

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“RSUs”).

(b) Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to RSUs.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of such number of shares. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).

(2) Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

8.	Other Stock-Based Awards

(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

9.	Performance Awards.

(a) Grants. Restricted Stock, RSUs and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b) Performance Measures. For any Performance Award, the Board shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Board.Such performance measures may be based on the relative or absolute attainment of specified levels of any performance measures the Board may determine, including (but not limited to) one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; and/or (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings and (ix) achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles or tax laws, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by Participant and may be different for different Awards; and (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board. Any Performance Award may be based on these or such other performance measures, may be subject to these or other adjustments, and may be set at the time, in each case, as the Board may determine.

10.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections

4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 10(b)(2)(A), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award.

References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a Fair Market Value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a Fair Market Value equal to the maximum individual statutory rate of tax) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings or Section 12(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

12.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 11:59 p.m., Eastern Time, on May 30, 2018.

Vote by Internet • Go to www.investorvote.com/ACHN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.

1. To elect two Class III Directors for terms to expire at our 2021 annual meeting of stockholders or until their successors are duly elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers(s) of the nominee(s) on the line below.	+
	☐	☐	☐
Nominees
01 - Milind Deshpande, Ph.D.
02 - Jason Fisherman, M.D.

	For	Against	Abstain			For	Against	Abstain
2. To approve, on an advisory basis, our executive compensation.	☐	☐	☐	3.	To approve an amendment and restatement of our 2015 Stock Incentive Plan.	☐	☐	☐
4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐	5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, only authorized persons should sign.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ACHILLION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 31, 2018 at 9:00 a.m.

300 George Street, New Haven, CT 06511

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Milind S. Deshpande, Martha E. Manning and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2018 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE